EXHIBIT 16.1

PATRICK RODGERS CPA, PA

309 East Citrus Street

Altamonte Springs, FL 32701

March 6, 2014

Securities and Exchange Commission 100 F Street N.E.

Washington , D.C. 20549

I have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 6, 2014, to be filed by our former client, Hollywood Entertainment EDU Holding, Inc. We agree with the statements made in response to that Item insofar as they relate to my Firm.

PATRICK ROGERS, CPA, PA

Very truly yours,